[Champion Letterhead]

          FOR IMMEDIATE RELEASE

          Investor Contacts:                                   Press Contact:
          Jacqueline Dout               Elizabeth Higashi      Jeff Caponigro
          Exec. Vice President & CFO    Investor Relations     Media Relations
          (810) 340-9090                (847) 304-1655         (810) 355-3200

                     CHAMPION ENTERPRISES, INC. ANNOUNCES
                    SIGNING OF DEFINITIVE MERGER AGREEMENT
                         WITH REDMAN INDUSTRIES, INC.

          Auburn Hills, MI, August 20, 1996 -- Walter R. Young, Jr., chairman, president and chief executive officer of Champion Enterprises, Inc. (NYSE: CHB) announced today the signing of a definitive agreement to merge Redman Industries, Inc. (NASDAQ: RDMN) with Champion, pending among other things, compliance with applicable regulatory requirements and the approval of the shareholders of both companies.

               The board of directors of both companies unanimously approved the transaction. The agreement calls for the exchange of 1.24 shares of Champion Enterprises common stock for each outstanding share of Redman common stock. Champion will issue approximately 17 million shares of common stock to provide for the exchange to holders of Redman common stock. After the merger, Champion Enterprises is expected to have approximately 51 million shares outstanding. The combination is intended to qualify as a tax-free reorganization to the shareholders of Redman.

               The merger will be accounted for as a pooling of interests and is expected to close within approximately four months. Champion also announced that it has rescinded its $10 million stock repurchase program, of which approximately $4.2 million had been completed. The agreement also calls for the election of two Redman directors to Champion's board of directors.

               Walter R. Young, Jr. will remain chairman, president and chief executive officer of Champion Enterprises, with the overall company's corporate offices remaining in Auburn Hills, Michigan. Redman Industries will become a subsidiary of Champion, and its headquarters will remain in Dallas, Texas, headed by Robert M. Linton, president and chief executive officer of Redman.

               "The opportunity provided by the combination of our two organizations makes the merger economic for shareholders of both companies," said Young. "Our similar decentralized operating approach allows us to respond quickly to changes in our marketplace. Redman's manufacturing facilities enhance our geographic coverage in traditional growth areas such as Florida, Arizona, Texas, North Carolina and southern California, and expand our share of the Midwest and central states. Together, the two organizations cover all of the Untied States and western Canada."

               "Both companies are proven operators, producing quality products with high levels of profitability and productivity. Redman and Champion have the highest return on equity in the industry. Together, we can create an even more outstanding organization," Redman's Linton stated.

               "We both have large independent retail dealer organizations, with over 2,000 Champion dealer locations and 1,400 Redman dealer locations. Both organizations produce high-end manufactured homes, with the multi-section mix averaging 54-57 percent," Linton added.

               Young described the strengths of the merger further, "While each company is strong individually, together we have tremendous growth and profit opportunities. We can offer dealers a broader array of products and can develop models for new markets, including suburban and urban sites. We already have one of the industry's best production processes and most economic internal expansion programs. And together, we shall provide the manufactured housing industry leadership in quality and service.

               "The proforma trailing twelve month sales for the two companies are approximately $1.5 billion. We will have a clean balance sheet, and strong cash flows for future expansions or acquisitions. In addition, we will have a market capitalization of more than $1 billion and enjoy increased liquidity, which should attract new shareholders. Excluding initial transaction costs, on a proforma basis for the last twelve months ended June 29, 1996, Redman's operations are accretive and will contribute to our long term goal of a minimum of 20 percent compound annual growth in earnings per share," Young explained.

               "We will all benefit form the breadth of management experience within both companies," added Linton. "I am looking forward to working with the Champion senior management team as we continue to grow our combined organization into one of the strongest in the industry," he added.

               "Overall, I can't think of a more logical or better combination than Redman and Champion. We believe that our combined focus on quality, service and productivity will serve our customers and shareholders well," concluded Young.

               Redman Industries, Inc., based in Dallas, Texas, is the third largest producer of manufactured homes in the United States, operating 18 manufacturing facilities and selling homes through over 1,400 independent retailers in 40 states. Sales for the year ended March 29, 1996 were $614 million, with net income of $24 million, or $1.69 per share. The return on equity for that period was 41 percent. The company produced 24,557 homes, of which 53 percent were multi-section. There are 4,000 employees nationwide.

               Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, is one of the fastest growing companies in the manufactured housing industry and is number two in U.S. market share. The company operates 31 manufactured housing facilities and is represented by over 2,000 independent retail dealers. Champion also produces commercial buses through its subsidiary Champion Motor Coach, Inc. For the year ended December 30, 1995, sales were $798 million and net income $32 million with earnings per share of $1.01. Champion was cited by Forbes magazine as the highest five-year average return on equity in the construction industry. Last year its return on equity was 34 percent. Champion produced 29,398 homes in 1995, of which 56 percent were multi-section. The company has nearly 6,000 employees in the U.S. and western Canada.

                                    *****

          A JOINT CONFERENCE CALL INCLUDING THE SENIOR MANAGEMENT OF CHAMPION ENTERPRISES AND REDMAN INDUSTRIES WILL BE HELD ON TUESDAY, AUGUST 20, 1996 AT 11 A.M. EDT. YOU MAY PARTICIPATE BY CALLING (312) 864-5011 AND REQUESTING THE CHAMPION/REDMAN CONFERENCE CALL. IF YOU WOULD LIKE TO HEAR A REPLAY OF THE CONFERENCE CALL, IT WILL BE AVAILABLE AN HOUR AFTER THE CALL IS COMPLETED, AND UNTIL SUNDAY, AUGUST 25, 1996 ON A 24-HOUR BASIS BY CALLING
          (402) 220-6017.

                                 FACT SHEET
                                (UNAUDITED)
                   LAST TWELVE MONTHS ENDED JUNE 29, 1996

                                   Champion                Redman Industries,
                                   Enterprises, Inc.*      Inc.

      Stock Symbol                 NYSE: CHB               NASDAQ:RDMN

      Financial Data

        Net Sales                  $871 million            $628 million

        Net Income                 $37 million             $25 million

        EPS                        $1.14                   $1.81

        Book Value/Share           $4.01                   $5.14

        Return on Equity           33%                     39%

        Current Weighted           33.5 million            13.6 million
        Average Shares
        Outstanding

        Current Share Price        $21 5/8                 $25 3/4

      Operating Data

        Principal markets          Midwest & Central       West & Southeast

        Market coverage            90% of U.S. and         40 states
                                   Western Canada

        Units produced             31,967                  24,881

        % Multi-section            57%                     54%

        Current number of          31                      18
           housing plants

        Retail dealer locations    2,000                   1,400

        Employees                  6,000                   4,000

        Headquarters               Auburn Hills, Mich.     Dallas, TX

     _____________________

     * Financial data includes Champion Motor Coach, Inc. net sales of $58 million, approximately 7% of total sales.